UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2005

PalmSource, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-50402	77-0586278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1188 East Arques Avenue, Sunnyvale CA	94085-4602
(Address of principal executive offices)	(Zip Code)

(408) 400-3000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2005, PalmSource, Inc. (the “Company”) announced that it had entered into an Agreement and Plan of Merger, dated as of September 8, 2005 (the “Merger Agreement”), ACCESS Co. Ltd. (“Parent”), and Apollo Merger Sub, Inc., a direct wholly-owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement contemplates that Merger Sub will be merged with and into the Company, with the Company being the surviving corporation in such merger as a direct wholly-owned subsidiary of Parent (the “Merger”), and each outstanding share of the Company’s common stock shall be converted into the right to receive an amount equal to $18.50 in cash (the “Merger Consideration”) upon surrender of the certificate representing such share of the Company’s common stock following the Merger.

In the Merger Agreement, the Company has made various representations and warranties concerning the Company and its operations and has made various covenants, including, among others, not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions which permit the board of directors to comply with its fiduciary duties, enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions. In addition, subject to certain exceptions which permit the board of directors to comply with its fiduciary duties, the Company’s board of directors has agreed to recommend that the Company’s stockholders vote in favor of and adopt and approve the Merger and the Merger Agreement. The Merger Agreement also includes covenants pertaining to the operation of the Company’s business between execution of the Merger Agreement and the closing of the Merger.

Consummation of the Merger is subject to various conditions, including, among others, the approval and adoption of the Merger Agreement by the Company’s stockholders, the absence of certain legal impediments to consummation of the Merger, the receipt of certain regulatory approvals and the Company’s representations and warranties being true in all material respects, subject to certain qualifications. The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company may be required to pay Parent a termination fee equal to $9,700,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

A press release announcing the foregoing transaction is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

2.1	Agreement and Plan of Merger dated September 8, 2005, by and among PalmSource, Inc., Apollo Merger Sub, Inc. and ACCESS Co. Ltd.

99.1	Joint Press Release dated September 9, 2005 (Tokyo) & September 8, 2005 (Sunnyvale).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PalmSource, Inc.

Date: September 8, 2005	By:	/s/ Jeanne Seeley
Jeanne Seeley
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.
2.1	Agreement and Plan of Merger dated September 8, 2005, by and among PalmSource, Inc., Apollo Merger Sub, Inc. and ACCESS Co. Ltd.

99.1	Joint Press Release dated September 9, 2005 (Tokyo) & September 8, 2005 (Sunnyvale).